Exhibit 5.1

Writer’s Direct Dial:  (516) 663-6600
Writer’s Direct Fax:  (516) 663-6601

January 10, 2012

Premier Alliance Group, Inc.
4521 Sharon Road, Suite 300
Charlotte, North Carolina 28211

Re:	Registration of Shares of common stock of
Premier Alliance Group, Inc. (the “Company”).

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-4, as amended (Registration No. 333-178299) (as so amended, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, relating to the registration of a certain number of shares of common stock (not to exceed 10,000,000), par value $0.001 per share (the “Registered Shares”) of the Company.1  The Registered Shares are to be issued pursuant to the terms of the Agreement and Plan of Merger, dated as of December 1, 2011 (the “Merger Agreement”), by and among GHH Acquisition Company, Inc. (“Merger Sub”), GreenHouse Holdings, Inc. (“GHH”) and the Company, which provides for the merger of GHH with Merger Sub, wholly-owned subsidiary of the Company (the “Merger”).

In rendering our opinion, we have reviewed and relied upon such certificates, documents, corporate records, other instruments and representations of officers of the Company as in our judgment are necessary or appropriate to enable us to render the opinion expressed below, including, but not limited to, the Registration Statement, the Certificate of Incorporation and the  By-laws of the Company, including all amendments thereto.   In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with the originals of all instruments presented to us as copies and the genuineness of all signatures.

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1 The number of Registered Shares shall be a number equal to forty (40%) percent of the outstanding voting shares of the Company calculated on a fully diluted basis, reduced to take into account GHH debt existing as of the filing of the Certificate of Merger (consisting of: (a) GHH accounts payable 60 days or older, (b) a certain $500,000 convertible debt, (c) advances from Premier to GHH for transaction expenses ($140,000), less any reimbursement and (d) project financing from Premier to GHH ($300,000), less any reimbursement).  Such debt will be deemed to be the equivalent of that number of shares of GHH common stock derived by dividing the debt by 70% of the volume weighted average price of GHH common stock for the 20 days prior to the filing of the Certificate of Merger, and the number of shares of Premier common stock into which the same would have been converted on the merger shall also be deducted from the 40% figure discussed above.

January 10, 2012

Based on the foregoing, we are of the opinion that the Registered Shares to be issued in connection with the Merger have been duly authorized and, when issued in accordance with the terms of the Merger Agreement, will be duly issued, fully paid and nonassessable.

The foregoing opinions are limited to the General Corporate Law of the State of Delaware (DGCL) and we have not considered and express no opinion on the laws or regulations of any other jurisdiction.   We do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various jurisdictions to the issuance of the Registered Shares. We are a professional corporation admitted to practice law in the state of New York.

We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the references to this firm in the Registration Statement. This opinion is not to be used, circulated, quoted, referred to or relied upon by any other person or for any other purpose without our prior written consent.

This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. We do not undertake to advise you or anyone else of any changes in the opinion expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur or be brought to our attention.

Very truly yours,

RUSKIN MOSCOU FALTISCHEK, P.C.